Reference Number 11

                           QUEENS COUNTY BANCORP, INC.

               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (1)

                                                      Three Months Ended      Six Months Ended
                                                           June 30,               June 30,
(in thousands, except per share data)                 1999        1998        1999       1998
-------------------------------------------------------------------------   ---------------------
Net income                                           $7,449     $ 6,623     $15,686     $12,878

Weighted average common shares outstanding           18,678      19,393      18,618      19,356

Earnings per common share                             $0.40       $0.34       $0.84       $0.67

Weighted average common shares outstanding           18,678      19,393      18,618      19,356
                                                     ======     =======     =======     =======


Additional dilutive shares using average market
   value for the period when utilizing the
   Treasury stock method regarding stock options        534       1,189         518       1,164
                                                     ------     -------     -------     -------

Total shares for diluted earnings per share          19,212      20,582      19,136      20,520
                                                     ======     =======     =======     =======

Diluted earnings per common share
   and common share equivalents                       $0.39       $0.32       $0.82       $0.63
                                                     ======     =======     =======     =======

(1) Reflects shares issued as a result of a 3-for-2 stock split on September 29, 1998.


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